PROSPECTUS

QUESTAR CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

Common Stock (Without Par Value)

CUSIP 748356 10 2

The Dividend Reinvestment and Stock Purchase Plan (the ”Plan”) of Questar Corporation (“Questar” or the “Company”) offers interested shareholders and investors a convenient and economical method of investing in shares of the Company’s Common Stock (the “Common Stock”).

Participation in the Plan is open to all shareholders of record.  Other interested investors may also participate in the Plan (“Participant”).

The Plan permits full or partial reinvestment of cash dividends paid on Common Stock and also permits Participants to make additional investments of $50 to $120,000 per year by personal check or through automatic monthly deductions from an account in a qualified financial institution.

Upon request, Participants may receive certificates for whole shares of Common Stock credited to their Plan accounts.  Participants may also receive a check or direct deposit by selling shares of Common Stock credited to their Plan accounts.

Participants may deposit their certificated shares in the Plan for safekeeping and reinvestment of dividends.

Under the Plan, the Company may purchase the shares of Common Stock offered through the Plan on the open market through negotiated transactions or may issue new shares of Common Stock to Plan Participants.

The price for shares of the Company’s Common Stock, when purchased on the open market or through negotiated transactions, will be determined by dividing the total cost (including brokerage fees) of all shares purchased by the number of shares purchased on the Investment Date.  The price of the Common Stock purchased directly from the Company with reinvested dividends or with cash investments will be the closing price of the Common Stock on the composite tape of the New York Stock Exchange on the Investment Date as reflected in the “Wall Street Journal”.

The Company has reserved a total of 10,000,000 shares of Common Stock to be used in connection with the Plan and has registered these shares with the Securities and Exchange Commission.  As of the date of this prospectus 1,048,498 unissued shares remain.

The Company’s Common Stock is listed on the New York Stock Exchange.  The closing price of the Common Stock on the New York Stock Exchange on September 8, 2006, was $83.30.

This Prospectus should be retained for future reference.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 11, 2006

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NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGES IN THE AFFAIRS OF THE COMPANY TO THE DATE HEREOF.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OR AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission.  Proxy statements, reports and other information concerning the Company can be inspected and copied during normal business hours at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.  Please call the Commission at 1-800-732-0330 for further information on the public reference room.  Copies of such material can be obtained from the Commission at prescribed rates.  The Commission also maintains a website at www.sec.gov that contains materials filed by the Company.   In addition, such material can be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.  This Prospectus does not contain all information set forth in the Registration Statement and Exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933 and to which reference is hereby made.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Company hereby incorporates herein by reference, and at any time hereafter prior to the termination of the offering made by this Prospectus, the Company shall be deemed to have incorporated herein by reference, the latest Questar Corporation Annual Report on Form 10-K, the latest Questar Corporation Proxy Statement, the latest quarterly reports on Form 10-Q, and all other documents filed by it pursuant to Section 13 or 14 of the Securities Exchange Act of 1934, as amended, and all such documents shall be deemed to be part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written request of any such person, a copy of any or all of the documents incorporated herein by reference, excluding the exhibits thereto.  Requests for such documents should be directed to Abigail L. Jones, Corporate Secretary, by mail at 180 East 100 South, P. O. Box 45433, Salt Lake City, Utah 84145-0433, or by telephone at (801)324-5678.

The Company’s principal executive offices are located at 180 East 100 South, Salt Lake City, Utah and its telephone number is (801)324-5000.  The Company’s mailing address is P. O. Box 45433, Salt Lake City, Utah 84145-0433.  The Company’s Internet website address is www.questar.com.

TABLE OF CONTENTS

The Company

Direct Registration

Use of Proceeds

Description of the Plan

Purpose

Advantages

Administration

Cost to Participate

Participation

Participation Options

Automated Account Privileges

Cash Investments

Direct vs. Market Purchases

Reinvestment of Dividends

Safekeeping of Certificates

Certificates Issued for Shares

Termination of Participation

Sale of Shares

Reports to Participants

Federal Tax Information

Other Information

Description of Common Stock

Dividend Policy

Liquidation Rights

Legal Opinion

Experts

Indemnification of Directors and Officers

THE COMPANY

Questar Corporation is a natural gas-focused energy company with four major lines of business – gas and oil exploration and production, midstream field services, interstate gas transportation, and retail gas distribution – which are conducted through its three principal subsidiaries.  Questar Market Resources, Inc. and its subsidiaries engage in gas and oil exploration, development and production and midstream field services – gas gathering and processing, as well as wholesale gas and oil marketing and gas storage.  Questar Pipeline Company provides interstate natural gas transportation and storage services.  Questar Gas Company provides retail natural gas distribution.

Questar is a holding company, as that term is defined in the Public Utility Holding Company Act of 2005 (PUHCA 2005), because its subsidiary Questar Gas is a gas utility.  Questar however qualifies for an exemption and waiver from provisions of the Act applicable to holding companies.  PUHCA 2005 supersedes the Public Utility Holding Act of 1935 under which Questar qualified for an exemption.  Questar conducts most of its operations through subsidiaries.  The parent-holding company performs certain management, legal, tax, administrative and other services for its subsidiaries.

Questar operates in the Rocky Mountain and Midcontinent regions of the United States of America and is headquartered in Salt Lake City, Utah.  Shares of Questar Common Stock trade on the New York Stock Exchange under the symbol STR.

DIRECT REGISTRATION

The Company is a participant in the Direct Registration System (“DRS”).  DRS is a method of recording shares of stock in book-entry form.  Book-entry means that shares are registered in the shareholder’s name on the books of the Company without the need for physical certificates and are held separately from any Plan shares the shareholder may own.  Shares held in book-entry have all the traditional rights and privileges as shares held in certificate form.  With DRS a shareholder can:

•

Eliminate the risk and cost of storing certificates in a secure place

•

Eliminate the cost associated with replacing lost, stolen, or destroyed certificates

•

Move shares electronically to their broker

Future share transactions will be issued in book-entry form rather than physical certificates unless the shareholder specifies otherwise.  A shareholder may convert any stock certificate they currently hold into book-entry form by sending the stock certificate to Wells Fargo Shareowner Services with a request to deposit it to the shareholder’s DRS account.  There is no cost to the shareholder for this custodial service and by doing so the shareholder will be relieved of the responsibility for loss or theft of the certificate.  Because shareholders bear the risk of loss and the cost of purchasing an indemnity bond to replace lost certificates when sending stock certificates through the mail, it is recommended that shareholders send them to Wells Fargo Shareowner Services by registered mail, insuring them through the Post Office for 3% of the current market value of the shares represented by the certificates.  The certificates should not be endorsed.

A shareholder may choose to have a portion or all of their full book-entry or Plan shares delivered directly to their broker by contacting their broker/dealer.  When using a broker to facilitate a share movement, the shareholder should provide the broker with a copy of their DRS account statement.

USE OF PROCEEDS

Unless shares of Common Stock are purchased directly from the Company, the Company will receive no proceeds from shares of Common Stock purchased through the Plan.  The Company does not know the number of shares, if any, that will be purchased directly from the Company under the Plan and, therefore, cannot estimate the proceeds that it will receive from such shares.  To the extent that any shares of Common Stock are purchased directly from the Company, the Company intends to use the proceeds from the issuance of such shares for general corporate purposes.

DESCRIPTION OF THE PLAN

The following are the provisions of the Plan, as amended effective September 25, 2006.

Purpose

1. What is the purpose of the Plan?

The purpose of the Plan is to provide shareholders and other interested investors with a simple and convenient method of investing cash dividends and optional cash investments in shares of Common Stock.

Advantages

2.  What are the advantages of the Plan?

a.  Common Stock will be purchased with the dividends paid on all or part of the Common Stock registered in a Participant’s name according to the instructions received from the Participant on the Participant’s Account Authorization Form.  Participants may also purchase shares of Common Stock with optional cash investments of not less than $50 per investment and not more than $120,000 per calendar year.   Optional cash investments can be made by personal check or through automatic monthly deductions from an account in a qualified financial institution.

b.  Even though brokerage commissions are paid by Participants in connection with purchases and sales made in the open market under the Plan, such fees are expected to be less than commissions paid by individual investors because a Participant’s transactions are aggregated with those of others for the purpose of making stock transactions in large volume.  Any such savings are shared by all Participants.  An administrative fee will be charged on initial cash purchases and all sales.  No other fee or service charge will be paid by Participants in connection with purchases made in the open market or directly from the Company under the Plan.

c.  Full investment of a Participant’s funds is possible because the Plan permits fractional shares, as well as full shares, to be credited to a Participant’s account.

d.  Safekeeping of shares held in a Participant’s account under the Plan is assured since certificates for such shares are not issued to the Participant unless so requested.  Regular statements of account provide simplified record keeping.

e.  Participants may sell shares of stock through the Plan, while incurring only a minimal administrative fee and brokerage commission.

f. Direct initial share purchases can be made under the Plan with a minimum initial investment of $250 or a minimum investment of $50 if automatic monthly deductions of at least $50 from an account in a qualified financial institution are also authorized on the same form, while incurring only a $10 administrative fee to establish an account.

Administration

3.  Who administers the Plan for Participants?

Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A. (the “Plan Administrator”), administers the Plan for the Participants, keeps records, sends statements of account to Participants, and performs other duties relating to the Plan.  The Plan Administrator uses an independent agent when making open market purchases.  Shares of Common Stock purchased under the Plan are held by the Plan Administrator, or its nominee, for the Participants in the Plan.

Cost to Participate

4.  What costs are associated with participation in the Plan?

When the Plan purchases shares from the Company, Participants do not pay purchase commissions.  However, Participants pay commissions on shares purchased on the open market.  Commissions on open market purchases are expected to be lower than Participants would otherwise pay due to volume discounts.

Individuals making an initial purchase through the Plan who are not current shareholders on the Company’s records will be charged a one time $10 administrative fee to establish an account.  The minimum amount to make an initial purchase of shares and establish an account is $250.  The initial minimum amount is lowered to $50 if automatic monthly deductions of at least $50 from an account in a qualified financial institution are also authorized on the same form.

If a Participant requests to sell shares through the Plan, the Participant will pay any related administrative fees, brokerage commission, and applicable taxes.

At the present time there is no service charge for participating in the Plan.  However, the Company can change the fee structure for the Plan at any time.  Participants will be notified of any fee changes prior to the changes becoming effective.

The Company pays many of the administrative costs of the Plan.  The Participant pays the following fees indicated below:

Enrollment Fee	$10.00
Certificate Issuance	Company paid
Certificate Deposit	Company paid
Investment Fees
Dividend reinvestment service fee	Company paid
Optional cash investment service fee	Company paid
Automatic withdrawal service fee	Company paid
Purchase commission	$0.05 per share
Sale Fees
Service fee	$15.00 per transaction
Sale commission	$0.10 per share
Fee for Returned Checks or Rejected Automatic Bank Withdrawals	$25.00 per item
Prior Year Duplicate Statements	$15.00 per year

Participation

5.  Who is eligible to participate in the Plan?

All shareholders of record are eligible to enroll in the Plan.  A shareholder of record means any shareholder who appears on the Company records as the registered owner of Questar’s Common Stock.

Other interested investors are also eligible to participate in the Plan by making an initial investment and completing the enrollment procedure (see question number 7).

Citizens or residents of a foreign country should determine whether they are subject to any governmental regulations prohibiting or restricting participation in the Plan.

Beneficial owners (shareholders who own shares through a broker or trust account) are also eligible to participate if certain conditions are met (see question number 9).

6.  How does a shareholder participate in the Plan?

A shareholder may enroll in the Plan at any time by reading this Prospectus and completing the appropriate Account Authorization Form and returning it to the Plan Administrator at the address shown in question number 37.   A Prospectus and an Account Authorization Form may be obtained at any time by contacting the Plan Administrator by telephone, in writing, or downloaded from the Plan Administrator’s Internet web page as directed in question number 37.

If the Account Authorization Form is received on or prior to the record date for a dividend payment, reinvestment of the shareholder’s dividends will begin with that dividend payment.  If the Account Authorization Form is received after such record date, reinvestment of dividends may not begin until the dividend payment following the next record date.

7.  How does an investor that is not a shareholder of record participate in the Plan?

New investors may join the Plan at any time by reading this Prospectus and completing the appropriate
Account Authorization Form and returning it to the Plan Administrator at the address shown in question number 37, or enrolling online.  The Account Authorization Form must be accompanied with an initial cash investment of $250 (minimum) to $120,000 (maximum).  The initial cash investment requirement is lowered to $50 minimum if  automatic monthly deductions of at least $50 ($10,000 monthly maximum) from an account in a qualified financial institution are also authorized on the same form.   The Prospectus and an Account Authorization Form may be obtained at any time by contacting the Plan Administrator by telephone, in writing, or downloaded from the Plan Administrator’s Internet web page listed in question number 37.

Investments must be made by personal check made payable to “Shareowner Services”, and mailed or otherwise delivered to the Plan Administrator, or by automatic monthly deductions of at least $50 from an account in a qualified financial institution.   Actual cash or third party checks will not be accepted and investments must be in United States dollars and drawn on a United States bank.  Investments received by the Plan Administrator without a signed Account Authorization Form will be returned to the investor.

8.  Are there any fees associated with making an Initial Cash Investment?

Individuals who are not current shareholders of record will be charged a one time $10 administrative fee to establish an account when they make an initial purchase through the Plan.  The $10 fee will be subtracted from the amount contributed (i.e., an investor sends in a minimum investment of $250, from which the $10 fee will be subtracted and $240 will be invested; or if they also authorize automatic monthly deductions, $10 will be deducted from the first minimum investment of $50, and $40 will be invested).  Shareholders of record will not be charged an administrative fee of $10 for their initial purchase of stock.

Broker commissions are paid by Participants in connection with purchases made in the open market under the Plan; such fees are expected to be less than commissions paid by individual investors because a Participant’s transactions are aggregated with those of others for the purpose of making stock transactions in large volume.  Any such savings are shared by all Participants (see question number 17).

9.  Can beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank nominee or trustee) participate in the Plan?

Yes.  Beneficial owners may participate by having at least one share certificated and registered into their own names, or by making arrangements for such participation with the broker or fiduciary institution in whose name the stock is registered without having to transfer any shares into their own names, if the broker or such fiduciary institution agrees to provide such service.  In the latter case, it is the broker or fiduciary institution that becomes the Participant in the Plan.

Participation Options

10.  What participation options are available in the Plan?

Option A.

Full Dividend Reinvestment.  Participants may send in optional cash investments ($50 minimum) to purchase additional shares of stock.  Dividends earned on all certificated and book-entry (DRS) shares of Common Stock and all Plan shares are reinvested to purchase additional shares of Common Stock.

Option B.

Partial Dividend Reinvestment.  Participants may send in optional cash investments ($50 minimum) to purchase additional shares of stock.   Participants designate a specific percentage from 10% to 90% (in increments of 10%) of certificated shares, book-entry (DRS) shares, and shares held in the Plan on which they want to reinvest the dividends to purchase additional shares of Common Stock, while receiving cash dividends on the remaining balance of certificated shares, book-entry (DRS) shares, and shares held in the Plan.

Option C.

Optional Cash Investments Only.  Participants may send in optional cash investments ($50 minimum) to purchase additional shares of stock.  Participants will receive cash dividends for certificated shares, book-entry (DRS) shares, and shares held in the Plan; no dividends will be reinvested.

Option D.

 Initial Cash Investment.  Investors who are not current shareholders of record may send in cash investments to purchase initial and subsequent additional shares of stock.  (The Account Authorization Form must be accompanied with an initial cash investment of $250 or more, or $50 minimum if automatic monthly deductions of at least $50 (monthly maximum of $10,000) from an account in a qualified financial institution are also authorized on the same f orm.  Please see question numbers 6, 7, and 8 for additional information.)

NOTE:

A shareholder of record who does not indicate a participation option on the Account Authorization Form will automatically be enrolled in Option A (Full Dividend Reinvestment).

Participants may change their dividend reinvestment option at any time by going to the website (see question 12), calling (see question 11) or sending written notice to the Plan Administrator (see question 37).  Notices received on or before a dividend record date will be effective for that dividend.  Notices received after a dividend record date will not be effective until after that dividend has been paid.

Participants can have cash dividends not being reinvested transferred directly to their bank for deposit. For electronic direct deposit of dividend funds, contact the Plan Administrator to request a Direct Deposit of Dividends Authorization Form, complete the form, and return it to the Plan Administrator.  Be sure to include a voided check for checking accounts or savings deposit slip for savings accounts.  If the stock is jointly owned, all owners must sign the form.

Automated Account Privileges

11.  Can Participants access their account and perform transactions by telephone?

If a Participant has established automated privileges on their account, they can:

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change the amount of or stop automatic monthly bank withdrawals;

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change their dividend reinvestment option (for example, from full to partial reinvestment);

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sell some or all of their Plan shares if the current market value of the shares to be sold is

$25,000 or less (if the market value of the shares to be sold is greater than $25,000, the request must be submitted to the Plan Administrator in writing); and

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request a certificate for some or all full shares in the Plan, but only if the current market value of the shares to be issued is $50,000 or less (if the market value of the shares for which a certificate is to be issued is greater than $50,000, the request must be submitted to the Plan Administrator in writing).

To establish automated privileges, please call the Plan Administrator and request an Automated Request Authorization form.

12.  Can Participants access their account and perform transactions online?

Participants may access account information and perform transactions on the Internet.

For shareholders of record, to activate their account and establish a Personal Identification Number (PIN), the shareholder will need their 10-digit Plan account number (which is listed on their account statement), their Social Security number, and their email address.

Instructions on creating an account or accessing an account online are as follows:

For new investors: Go to www.shareowneronline.com and click “Purchase Shares from a Direct Purchase Plan”.  Next, simply follow the instructions found on the “First Time Visitor, New Investor Select A Company” page.

For shareholders of record: Go to www.shareowneronline.com and click “First Time Visitor Sign Up”.  Next, simply follow the instructions found on the “First Time Visitor, New Member Registration” page.

Once a shareholder has successfully signed up, they will receive an e-mail notifying them that their account information is available, usually the next business day.  They will also receive a written confirmation in the mail unless they were a non-shareholder.

Once a Participant’s account is activated, Participants may:

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authorize, change or stop the Automatic Cash Withdrawal and Investment Service;

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change their dividend reinvestment option (for example, from full to partial reinvestment); and

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sell some or all of their Plan shares if the current market value of the shares to be sold is $25,000 or less (if the market value of the shares to be sold is greater than $25,000, the request must be submitted to the Plan Administrator in writing).

Certain restrictions may apply.

Cash Investments

13.  How are optional cash investments made?

The option to make cash investments is available to each Participant.  Optional cash investments cannot be less than $50 at any one time or more than $120,000 in total per calendar year and must be made by personal check made payable to “Shareowner Services” and mailed or otherwise delivered to the Plan Administrator at the address specified in question number 37, or by authorizing automatic monthly deductions of at least $50 ($10,000 monthly maximum) from an account in a qualified financial institution.

Actual cash or third party checks will not be accepted and investments must be in United States dollars and drawn on a United States bank.

Each cash investment should be accompanied by either the Account Authorization Form, the portion of a prior statement designed to be returned with an optional cash investment, or appropriate written instructions addressed to the Plan Administrator.

14.  When will optional cash investments be invested?

The Investment Date for optional cash investments is the last business day of each month.  Cash investments received on or after the last business day of each month will be invested on the last business day of the following month.

Optional cash investments that have been received but not yet invested will be returned to the Participant upon written request received by the Plan Administrator at least two (2) business days prior to the Investment Date.

 Investments made by check can be sent each month or on an irregular basis.  The amounts automatically deducted from an account in a qualified financial institution must be the same amount each month.

During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in certain Permitted Investments.  For purposes of this Plan, “Permitted Investments” shall mean any money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States of America; or (ii) obligations fully guaranteed by the United States of America.  The risk of any loss from such Permitted Investments shall be the responsibility of the Plan Administrator.  Investment income from such Permitted Investments shall be retained by the Plan Administrator.

If any optional cash investment, including investments by check or automatic withdrawal, is returned for any reason, the Plan Administrator will remove from the Participant’s account any shares purchased upon prior credit of such funds, and will sell these shares.  The Plan Administrator will also sell other shares in the account to recover a $25.00 returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional  shares as necessary to cover any market loss incurred by the Plan Administrator.

Participants are under no obligation to make additional cash investments.  Funds awaiting purchase do not earn interest.

15.  Can Participants have optional cash investments automatically deducted from their bank account?

Yes.  Participants can authorize monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.  The minimum amount for monthly deductions is $50, and the maximum amount is $10,000, and must be in United States dollars.

To initiate this service, a Participant must send in a completed “Account Authorization Form” to the Plan Administrator at the address listed in question number 37.  To change any aspect of the instructions, Participants must send a revised form to the Plan Administrator.  To terminate deductions, Participants must notify the Plan Administrator at least fifteen (15) business days prior to the next Investment Date.

Once automatic deductions begin, funds will be deducted from the Participant’s designated account on the 25th of each month or on the next business day if the 25th is not a business day.  To be effective with respect to a particular Investment Date, a Participant’s request to enroll in, make changes, or discontinue automatic withdrawals must be received by the Plan Administrator at least fifteen (15) business days prior to the Investment Date.

Direct vs. Market Purchases

16.  Who will make purchases of the Common Stock in the open market under the Plan?

The Plan Administrator is authorized to choose a broker/dealer, including an affiliated broker/dealer, at its sole discretion to facilitate purchases and sales of Common Stock by Plan Participants.  The Plan Administrator will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in share transactions within a reasonable time upon written request from the Participant.  Subject to certain limitations, the broker/dealer selected by the Plan Administrator shall have full discretion as to all matters relating to such purchases, including determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made.

17.  How many shares of Common Stock will be purchased under the Plan and what will be the price of the shares?

Each Participant’s account will be credited with the number of shares (including fractional shares, computed to three decimal places) equal to the amount invested for the Participant’s account divided by the applicable price per share.

a.  Direct Purchases.  The price of the Common Stock purchased directly from the Company with reinvested dividends or with optional cash investments will be the closing price of the Common Stock as reported on the consolidated tape of the New York Stock Exchange on the Investment Date as reflected in the “Wall Street Journal” or, if no trading in the Common Stock occurs on such date, on the next preceding date on which trading occurred.  There are no purchase commissions charged to Participants for direct purchases.

b.  Open Market Purchases.  The price of the Common Stock purchased in the open market with reinvested dividends or with optional cash investments will be the weighted average cost of such shares, including brokerage commissions, incurred in connection with the purchase of such shares on the applicable Investment Date.  The price per share will be determined by dividing the cost (including all brokerage fees) of all shares purchased with optional cash investments or reinvested dividends on the applicable Investment Date by the total number of shares purchased on such date.

Reinvestment of Dividends

18.  When will cash dividends be invested?

Cash dividends are reinvested on the Dividend Investment Date.  The Dividend Investment Dates are the dividend payment dates in March, June, September, and December.  If a dividend payment date falls on a date when there is no trading, the Dividend Investment Date will be the next trading day.

19.  Is there a minimum or maximum amount for reinvested dividends?

Dividends designated for reinvestment through the Plan are not subject to a minimum or maximum amount.

Safekeeping of Certificates

20.  Can certificates be returned to the Plan Administrator to be held in the Participant’s Plan account?

Yes.  Certificates for Common Stock may be returned to the Plan Administrator to take advantage of the safekeeping feature of the Plan.  The certificates should be mailed to the address shown in question number 37, with instructions to deposit the shares, represented by the certificates, in the Plan account of the Participant.  Shareholders may submit certificates for safekeeping upon initial enrollment in the Plan or at any time while participating in the Plan.  Because shareholders bear the risk of loss and the cost of purchasing an indemnity bond to replace lost certificates when sending stock certificates through the mail, it is recommended that they send them to the Plan Administrator by registered mail, insuring them through the Post Office for 3% of the current market value of the shares represented by the certificates.  The certificates should not be endorsed.

Common Stock surrendered for safekeeping will be treated as Common Stock purchased through the Plan.

Certificates Issued for Shares

21.  Will certificates be issued for shares of Common Stock purchased pursuant to the terms of the Plan?

Certificates for shares of Common Stock purchased under the Plan will not normally be issued to Participants.  Any shares purchased (including fractional shares) will be credited to Participants’ accounts in the Plan and will be shown on their statement of account.  However, certificates for any number of whole shares of Common Stock credited to a Participant’s account will be issued upon request.  Certificates will not be issued for fractional shares.

22.  How does a Participant receive a stock certificate for shares held in their account?

Participants may request a stock certificate issued from their Plan balance by contacting the Plan Administrator in writing or by telephone, indicating the number of shares to be issued.  Requests to issue a stock certificate should be directed to the address or telephone number listed in question number 37.

A certificate will be issued in the name(s) that appear on the Company’s records and will be mailed as soon as practicable following receipt of the Participant’s request.

23.  May Common Stock held in a Plan account be transferred or assigned to another person?

A Participant may transfer or assign Plan shares to another person or entity by meeting the requirements for transfer of stock.  Requests for stock transfer requirements should be sent to the address shown in question number 37 or by calling the Plan Administrator at 1-866-877-6324 or (651) 450-4064.

If a Participant requests a transfer of all shares in the Plan account between a dividend record date and payment date, the transfer request will be processed; however, the Plan account will not be terminated.  The Participant may receive additional dividend reinvestment shares which will require the Participant to submit a written request to transfer the additional shares.

24.  May Common Stock held in a Plan account be pledged as collateral?

No.  Common Stock held in a Plan account may not be pledged as collateral.  Participants wishing to use their Common Stock as collateral must have certificates issued for the shares.  The certificates can then be delivered for collateral.

Termination of Participation

25.  How does a Participant withdraw from the plan?

In order to terminate participation in the Plan, a Participant must submit a request in writing, by telephone, or online.  The termination notice should specify whether to (1) convert all full Plan shares to book-entry (DRS) and sell the remaining fraction, (2) sell all of the Plan shares, or (3) convert a specified number of full Plan shares to book-entry (DRS) and sell the remaining shares.  Unless a stock certificate is specifically requested, all shares not sold will be issued to book-entry (DRS).  Participants will receive a check or direct deposit less any brokerage commission and service fees in the amount of any fractional or full shares sold.  Future dividends will be paid in cash.  If no election is made in the request for termination, full Plan shares will be converted to book-entry (DRS) and a check will be issued for net proceeds of the fractional share.

Upon receipt of the notice the Plan Administrator will issue the specified whole shares credited to such Participant’s account under the Plan to book-entry (DRS) and will issue a check for the fractional share.  The shares and check will be issued to the registered account owners only.  The notice should be sent to the address listed on question number 37.

26.  When may a Participant withdraw from the Plan?

A Participant may withdraw from the Plan at any time.  A request for withdrawal should be sent to the Plan Administrator as directed in question number 37.  If a request to withdraw from the Plan is received on or after a dividend record date, but before the dividend payment date, the termination will be processed as soon as practicable, and a separate dividend check will be mailed to the Participant.  Future dividends will be paid in cash, unless the Participant rejoins the Plan.

27.  Can the Company terminate a Participant’s participation in the Plan?

The Company and the Plan Administrator have the right to terminate a Participant from the Plan if less than one share is held in the Participant’s account.  A check will be issued to the Participant for the cash value of any fractional share in the Plan account.

In addition, the Company may terminate a Participant’s participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law.  The Participant’s Plan shares will be converted to book-entry (DRS) for whole shares and a check will be issued to the Participant for the cash value of the fractional share in the Plan account.

Sale of Shares

28.  Can a Participant sell shares through the Plan?

A Participant may sell shares through the Plan by contacting the Plan Administrator in writing, by telephone or online.  When submitting written requests to the Plan Administrator, all registered owners must sign as their name(s) appears on the account.

If a Participant submits a request to sell all or a portion the Plan shares, and is requesting net proceeds to be automatically deposited to a bank checking or savings account, the Participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account.  If the Participant is unable to provide a voided check or deposit slip, the written request must have the Participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit.  Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

29.  When will shares be sold?

The Plan Administrator will make every effort to process a Participant’s sale order on the next business day following receipt of a properly completed request (sale requests involving multiple transactions may experience a delay).  The Plan Administrator will not be liable for any claim arising out of failure to sell stock on a certain date or at a specific price.  Shares will be sold on the open market by the Plan Administrator’s appointed Independent Agent.  The agent will have full discretion in all matters related to the sale, including the time of sale, sale price and the market or persons through whom the shares are sold.  Participants may not specify a price at which to sell their stock.

Selling Participants should be aware that the share price of Company Common Stock may fall or rise during the period between a request for sale, its receipt by the Plan Administrator, and the ultimate sale in the open market.  Participants should evaluate these possibilities while deciding whether and when to sell any shares through the Plan.  The price risk will be borne solely by the Participant.

A check will be issued for the proceeds of the sale, less the administrative fee, broker commission, and any tax withholding, if applicable (if the shareholder has not certified a tax identification number or the Plan Administrator has been notified by the IRS that the shareholder is subject to backup withholding), and will be made payable to the registered account owners only.

Shares held outside the Plan may not be sold through the Plan unless they are first deposited with the Plan Administrator.

Reports to Participants

30.   What reports will be sent to Participants?

As soon as practicable after each Investment Date, the Plan Administrator sends each affected Participant a statement of account.  These statements will provide a continuing record of information with respect to a Participant’s account and should be retained for tax purposes.  In addition, each Participant receives copies of the communications sent to all holders of Common Stock, including the Company’s annual report to shareholders, proxy materials, and income tax information.

Federal Tax Information

31.  What are the federal income tax consequences to a Participant in the Plan?

Although a Participant’s dividends will be reinvested, they are subject to income tax as if they were paid to the Participant in cash.  The Participant will also be subject to income tax on gains resulting from sales of their shares.  Participants should consult with their own tax adviser concerning their personal tax situation.

Just prior to or after the end of each calendar year, Participants will be sent an Information Return (i.e., a 1099-Div or 1042S, which may be included with the last dividend payment for the year) summarizing dividends paid to them  during the prior year.  An Information Return (i.e., 1099-B) summarizing gross sales transactions during the prior year will also be sent if shares are sold through the Plan.  The Plan Administrator must also provide this information to the IRS.

Although the Plan Administrator makes efforts to assist Participants by providing periodic statements and other reports, Participants have the ultimate responsibility for maintaining their own records for tax and other purposes.

Other Information

32.  What happens if the Company issues a stock dividend, declares a stock split, or has a rights offering?

Any shares of Common Stock distributed by the Company as a stock dividend on shares credited to a Participant’s account or upon any split of such shares will be credited to the Participant’s account.  Stock dividends or split shares distributed on any certificated or book-entry (DRS) shares registered in the name of the Participant will be credited to book-entry (DRS) in the same manner as to shareholders who are not participating in the Plan.  If a Participant sends notice of termination or a request to sell to the Plan Administrator between the record date and the payment date for a stock distribution, the request will not be processed until the stock distribution is credited to the Participant’s account.

Warrants representing rights on any shares registered in the Participant’s name and on shares credited to the account of a Participant will be mailed directly to the Participants in the same manner as to shareholders not participating in the Plan.

33.  How will a Participant’s shares be voted at meetings of shareholders?

The proxy card forwarded to each Participant prior to any meeting of shareholders will include the number of certificated and book-entry (DRS) shares entitled to vote that are registered in the Participant’s name and the number of shares that are credited to such Participant’s Plan account.  All such shares will be voted in accordance with the instruction of the Participant on the proxy card.

If a proxy card is not returned or if it is returned unsigned, none of the Participant’s shares indicated on such card will be voted unless the Participant votes in person.  If a signed proxy card is returned without instructions, the Participant’s shares will be voted in accordance with the recommendations of the Company’s Board of Directors.

34.  What is the responsibility of the Company and the Plan Administrator under the Plan?

In administering the Plan, neither the Company, the Plan Administrator nor any broker/dealer selected by the Plan Administrator to execute purchases and sales on behalf of Plan Participants is liable for any good faith act or omission to act, including but not limited to any claim of liability (i) arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of a notice in writing of such death, (ii) with respect to the prices or times at which shares are purchased or sold, or (iii) as to the value of the shares acquired for Participants.

The Plan Administrator is acting solely as agent of the Company and neither the Company nor the Plan Administrator owes any duties, fiduciary or otherwise, to any other person by reason of this Plan, and no implied duties, fiduciary or otherwise, shall be read into this Plan.  The Plan Administrator undertakes to perform such duties and only such duties as are expressly set forth in this prospectus, to be performed by it, and no implied covenants or obligations shall be read into this Plan against the Plan Administrator or the Company.

In the absence of negligence or willful misconduct on its part, neither the Company nor the Plan Administrator, whether acting directly or through agents or attorneys, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder.  In no event shall the Company or the Plan Administrator be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Company or the Plan Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The Plan Administrator shall: (i) not be required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; and (ii) not be obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

Neither the Company nor the Plan Administrator shall be responsible or liable for any failure or delay in the performance of its obligations under this Plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Plan Administrator and the Company shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

The Company cannot assure Participants of a gain or protect Participants against a loss on the shares purchased under the Plan.

The payments of dividends, if any, will depend upon the Company’s future earnings, financial condition, and other factors.

35.  May the Plan be changed or discontinued?

The Company reserves the right to suspend, modify, or terminate the Plan at any time.  All Participants will receive notice of any such suspension or termination or any action that significantly affects a Participant’s rights or obligations under the Plan.

36.  Who interprets and regulates the Plan?

Any question of interpretation arising under the Plan will be determined by the Company in accordance with applicable laws of the state of Utah.

37.  Where should correspondence regarding the Plan be directed?

All correspondence regarding the Plan should be addressed to:

Plan Requests should be mailed to:

Wells Fargo Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified/Overnight Mail:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, MN 55075-1139

General Information:

Tel: 1-866-877-6324

Tel: 651-450-4064 (outside the United States)

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 7:00 a.m. to 7:00 p.m., Central Standard Time, Monday through Friday, by pressing “0” at any time during the automated menu.

Fax: 651-450-4085

Internet:

General Inquiries - www.wellsfargo.com/shareownerservices

Account Information and Online Transactions - www.shareowneronline.com

DESCRIPTION OF COMMON STOCK

The Company is authorized to issue 350,000,000 shares of Common Stock without par value.  In addition, the Company is authorized to issue up to 5,000,000 shares of Class A Preferred Stock, without par value (“Class A Preferred Stock”), and up to 5,000,000 shares of Class B Preferred Stock, without par value (“Class B Preferred Stock”).  The Class A Preferred Stock and Class B Preferred Stock may be issuable from time to time in one or more series by Questar’s Board of Directors, without further action by shareholders.  The Company has, however, agreed with the Securities and Exchange Commission to undertake not to issue shares of Class A or Class B Preferred Stock unless certain financial tests are satisfied.  The Company has not issued any shares of Class A or Class B Preferred Stock.

The following summary of certain rights and privileges of the holders of Common Stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company’s Restated Articles of Incorporation and the laws of the state of Utah.  Holders of Common Stock do not have preemptive or conversion rights.  They are entitled to one vote for each share held in connection with the election of directors and other corporate matters and are entitled to receive such dividends as may be declared by the Board of Directors of the Company.  The holders of Common Stock do not have cumulative voting rights.

Dividend Policy

The funds required by the Company to operate and to enable it to pay dividends to holders of the Company’s Common Stock are expected to be derived from dividends paid by the Company’s subsidiaries.

Future dividends on Common Stock will be largely dependent upon the financial condition and capital requirements of the Company and its subsidiaries.  No assurance can be given as to the amount of future dividends, which will necessarily be dependent on future earnings and financial requirements of the Company and its subsidiaries.  The most recent quarterly dividend declared by the Board of Directors on Common Stock was $.235 per share, payable on September 11, 2006, to holders of record on August 18, 2006.

Liquidation Rights

After satisfaction of the preferential liquidation rights, with respect to preferred stock of the Company or any of its subsidiaries, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining assets.

LEGAL OPINION

Mr. Thomas C. Jepperson, the Company’s Vice President and General Counsel, has issued an opinion concerning the issuance of shares of Common Stock and Rights pursuant to the terms of the Plan.  As of September 8, 2006, Mr. Jepperson owned 54,540 shares of the Company’s Common Stock (in his own name and allocated to his account in the Company’s Employee Investment Plan), he has 7,300 unvested restricted shares and currently exercisable options to purchase 35,000 shares of Common Stock pursuant to the terms of the Company’s Long-term Stock Incentive Plan.

EXPERTS

The consolidated financial statements of Questar Corporation and subsidiaries appearing in Questar’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Ernst & Young LLP, independent auditors, as set forth in its report included in the Form 10-K Report.  Such consolidated financial statements are incorporated in the Prospectus by reference.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Utah’s Revised Business Corporation Act permits, and in some cases requires, the Company to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against expenses (including attorneys’ fees) in specified circumstances.  The Company’s Bylaws basically provide that the Company shall indemnify directors and officers to the fullest extent permitted by law.

The Company maintains an insurance policy on behalf of its directors and officers insuring them against certain liabilities, including liabilities under the Securities Act of 1933 as amended.  The Company has also entered into individual indemnification agreements with its directors, approved by shareholders, that provide each with a contractual right to receive the maximum indemnification permitted by Utah law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of the Company pursuant to the foregoing provisions and contracts, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.